EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FIRST QUARTER 2007 RESULTS

CHERRY HILL, NJ, May 2, 2007 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended March 31, 2007.

Net revenues for the quarter ended March 31, 2007 were $12.1 million, compared to $13.2 million reported for the fourth quarter of 2006. The net loss for the first quarter of 2007 was $(1.2) million or $(0.13) per diluted share, compared to net earnings of $81,000 or $0.01 per diluted share for the fourth quarter of 2006.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "The first quarter was challenging due to less than expected revenues which resulted in an operating loss. Although our temperature management segment managed to exceed expectations, both of our other two product segments suffered below breakeven revenues due to the continued slow business environment. On a positive note, bookings increased in the first quarter of 2007 to $12.6 million compared to $12.2 million in the fourth quarter of 2006, and although we cannot be certain, we believe this indicates that the first quarter represented the trough in this business cycle."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "We are disappointed to post a loss in the quarter given the significant costs we previously took out of the business. We do not presently foresee the need for additional staffing reductions, however, as our management team views our current staffing levels as the minimum necessary to support our expected sales. Based upon customer forecasts, we believe our business will start to resume sequential growth as we move through the year, however we cannot be certain of the strength, length or timing of the next cycle."

Investor Conference Call / Webcast Details

inTEST will review first quarter 2007 results today, Wednesday, May 2, 2007 at 5:00 p.m. EST. The conference call will be available at www.intest.com and by telephone at (201) 689-8560 or toll free at (877) 407-0784. A replay of the call will be available 2 hours following the call through 11:59 p.m. EST on Wednesday, May 9, 2007 at www.intest.com and by telephone at (201) 612-7415 or toll free at (877) 660-6853. The account number to access the replay is 3055 and the conference ID number is 238283. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit http://www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Joseph Villalta, 646-536-7003
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2007	3/31/2006	12//31/2006
Net revenues	$12,118	$13,732	$13,159
Gross margin	4,419	5,848	5,226
Operating expenses:
Selling expense	2,174	2,129	2,001
Engineering and product development expense	1,404	1,436	1,419
General and administrative expense	2,150	1,954	1,866
Restructuring and other charges	-	-	23
Operating income (loss)	(1,309)	329	(83)
Other income	121	56	241
Earnings (loss) before income taxes	(1,188)	385	158
Income tax expense	33	45	77
Net earnings (loss)	(1,221)	340	81

Net earnings (loss) per share - basic	$(0.13)	$0.04	$0.01
Weighted average shares outstanding - basic	9,179	8,991	9,125

Net earnings (loss) per share - diluted	$(0.13)	$0.04	$0.01
Weighted average shares outstanding - diluted	9,179	9,068	9,293

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/2007	12/31/2006
Cash and cash equivalents	$12,434	$13,174
Trade accounts and notes receivable, net	7,255	8,678
Inventories	6,755	6,193
Total current assets	27,197	28,803
Net property and equipment	3,107	3,328
Total assets	33,976	35,759
Accounts payable	3,134	3,145
Accrued expenses	3,995	4,169
Total current liabilities	7,652	8,410
Noncurrent liabilities	495	527
Total stockholders' equity	25,829	26,822